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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated March 11, 1996 and the related Letter of Transmittal. Capitalized terms not defined in this announcement have the respective meanings ascribed to such terms in the Offer to Purchase. The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Legg Mason Wood Walker, Incorporated as Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY

                         PENNSYLVANIA ENTERPRISES, INC.
                                  (NYSE: PNT)
                   UP TO 2,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                  AT A PURCHASE PRICE NOT GREATER THAN $39.00
                         NOR LESS THAN $37.00 PER SHARE

     Pennsylvania Enterprises, Inc., a Pennsylvania corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, no par value, stated value $10.00 per share (the "Shares") (including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 26, 1995, between the Company and Chemical Bank, as the Rights Agent), to the Company at prices not greater than $39.00 nor less than $37.00 per Share, net to the seller in cash, specified by such stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 11, 1996 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

The Offer is not conditioned upon any minimum number of Shares being tendered.

     The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

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     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
     NEW YORK CITY TIME, ON MONDAY, APRIL 8, 1996, UNLESS THE OFFER IS EXTENDED.
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     Neither the Company nor any of its  directors or executive  officers  makes any recommendation to stockholders as to whether to tender all or any Shares. Each stockholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender and at what price. The Company has been advised that no director or executive officer of the Company or any of its affiliates intends to tender Shares pursuant to the Offer. The Company will determine a single per Share price (not greater than $39.00 nor less than $37.00 per Share) (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares so tendered and the prices specified by the tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 2,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $39.00 nor less than $37.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and conditional tenders described herein. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tenders will be returned.

     Upon the terms and subject to the conditions of the Offer, if 2,000,000 or fewer Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase all such Shares (including fractional Shares). Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority: (a) first, all Shares (excluding Shares allocated to a Savings Plan account) validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any Odd Lot Owner who validly tenders all of such Shares (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; (b) second, after purchase of all of the foregoing Shares, all Shares conditionally and validly tendered in accordance with the Offer, for which the condition was satisfied, and all other Shares unconditionally and validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares, other than Shares held in the Dividend Reinvestment Plan and the Savings Plan); and (c) third, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, selected by random lot in accordance with the Offer. The later of 5:00 P.M., New York City time, on Monday, April 8, 1996, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date."

     A stockholder may tender Shares subject to the condition that a specified minimum number of such holder's Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any such Shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all Shares tendered by such stockholder pursuant to such Letter of Transmittal or Notice of Guaranteed Delivery will be returned as promptly as practicable thereafter.

     If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 2,000,000, then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase 2,000,000 Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

     The Offer is one of the recapitalizations being undertaken in connection with the sale on February 16, 1996, by the Company and one of its subsidiaries of the subsidiary's regulated water operations and certain related assets. The Company believes that the Offer and the other recapitalizations will have a positive effect on the Company's financial and capital ratios, credit rating, earnings per share, dividend payout and payout ratio and stock price. In addition, the repurchase of Shares pursuant to the Offer will adjust the Company's capital structure to a level more appropriate to the size and nature of its operations after the sale of the water operations. The Offer will afford to stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, in the event the Company accepts such Shares for purchase, to dispose of Shares without the usual transaction costs associated with open market sales.

     The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary.

     The Company will pay to a Soliciting Dealer (as defined in the Offer to Purchase) a solicitation fee of $0.50 per Share for any Shares tendered and accepted for payment and paid for pursuant to the Offer, subject to certain conditions.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 3, 1996, unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ BEFORE STOCKHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHICH PRICE OR PRICES TO TENDER THEIR SHARES.

     Stockholders who are participants in the Company's Dividend Reinvestment and Stock Purchase Plan or Employees' Savings Plan cannot use the Letter of Transmittal to tender Shares held in such accounts, but must use the election forms attached to the "Memorandum to Participants in the Dividend Reinvestment and Stock Purchase Plan" and "Memorandum to Participants in the Savings Plan," respectively, as a substitute for the Letter of Transmittal to tender Shares held in such accounts.

     These materials are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 13E-4(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED IN THIS NOTICE BY REFERENCE.

     Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                             The Information Agent:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                                 (800) 714-3313

                              The Dealer Manager:

                             LEGG MASON WOOD WALKER
                                  INCORPORATED
                        7 East Redwood Street, 6th Floor
                              Baltimore, MD 21202


March 11, 1996

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